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                     FLAG INVESTORS VALUE BUILDER FUND, INC.

                              ARTICLES OF AMENDMENT

         FLAG INVESTORS VALUE BUILDER FUND, INC. (the "Corporation") having its principal office in the City of Baltimore, certifies that:

         FIRST: The Corporation's Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law at a meeting duly convened on September 28, 1998 has adopted a resolution redesignating the Corporation's classified ninety million (90,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of ninety thousand dollars ($90,000.00), as follows: forty-three million (43,000,000) shares are designated "Flag Investors Value Builder Fund Class A Shares" (the "Class A Shares"), five million (5,000,000) shares are designated "Flag Investors Value Builder Fund Class B Shares" (the "Class B Shares"), fifteen million (15,000,000) shares are designated "Flag Investors Value Builder Fund Class C Shares" (the "Class C Shares"), fifteen million (15,000,000) shares are designated "Flag Investors Value Builder Fund Institutional Shares" (the "Institutional Shares") and two million (2,000,000) shares remain undesignated.

         SECOND: Immediately before the redesignation of the Flag Investors Value Builder Fund Class D Shares (the "Class D Shares") pursuant to these Articles of Amendment, the corporation was authorized to issue ninety million (90,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of ninety thousand dollars ($90,000.00), of which forty million (40,000,000) shares were designated Class A Shares, five million (5,000,000) shares were designated Class B Shares, fifteen million (15,000,000) shares were designated Class C Shares, three million (3,000,000) shares were designated Class D Shares, fifteen million (15,000,000) shares were designated Institutional Shares and two million (2,000,000) shares remained undesigated.

         THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

         FOURTH: These Articles of Amendment shall be effective as of the later of the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary of record or November 24, 1998.










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         IN WITNESS WHEREOF, Flag Investors Value Builder Fund, Inc. has caused these Articles of Amendment to be executed by its President and its corporate seal to be affixed and attested by its Secretary on this 17th day of November, 1998.

[CORPORATE SEAL]


                                         FLAG INVESTORS VALUE BUILDER FUND, INC.


Attest: /s/Amy M. Olmert                             By: /s/Harry Woolf
        ----------------                                 ------------------
                                                            Harry Woolf
                                                            President


         The undersigned, President of FLAG INVESTORS VALUE BUILDER FUND, INC., who executed on behalf of said corporation the foregoing Articles of Amendment to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                                     By: /s/Harry Woolf
                                                         --------------------
                                                            Harry Woolf
                                                            President